Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-256934

SIGMA LABS, INC.

Prospectus

2,602,143 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the offer and sale from time to time of up to 2,602,143 shares of our common stock issuable upon the exercise of currently outstanding common stock purchase warrants (the “Warrants”). The Warrants were acquired by (a) investors, as to 100,000 shares, in January 2021 for the granting of waivers (the “Waiver Warrants”) to certain antidilution adjustment provisions of warrants issued to such investors in January 2020 and April 2020, (b) investors, as to 2,190,000 shares, in a private placement on March 25, 2021 (the “Placement Warrants”), and (c) certain employees of H.C. Wainwright & Co., LLC (“Wainwright”), as to 312,143 shares, in January 2021 and March 2021, which acted as underwriter and placement agent for our public and private offerings as of such dates (the “Advisor Warrants”), all as further described herein. The investors and the Wainwright employees are referred to in this prospectus as the “selling stockholders.”

For a list of the selling stockholders, please see “Selling Stockholders.” The selling stockholders may sell these shares from time to time in the principal market on which our common stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell some, all or none of the securities offered by this prospectus. The selling stockholders may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, of the shares of common stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholders that are covered by this prospectus. However, we will receive payment of the exercise price upon any exercise of the Waiver Warrants, Advisor Warrants and Placement Warrants to the extent they are exercised on a cash basis, and any such proceeds we receive will be used for general corporate purposes and for working capital.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SGLB.” On June 7, 2021, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $4.04.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 8 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the selling stockholders with the Securities and Exchange Commission, or the SEC, to permit the selling stockholders to sell the shares described in this prospectus in one or more transactions. The selling stockholders and the plan of distribution of the shares being offered by them are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.”

As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We and the selling stockholders have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such common stock is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date of this prospectus or, in the case of the documents incorporated by reference, the date of such documents, regardless of the date of delivery of this prospectus or any sale of the common stock offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, the terms “Sigma,” “we,” “us,” “our” and the “Company” refer to Sigma Labs, Inc., a Nevada corporation.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our securities. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”) incorporated herein by reference, the risks related to our securities discussed under the “Risk Factors” section of the Form 10-K, and our financial statements and the accompanying notes to the financial statements incorporated herein by reference.

Our Company

Sigma is an 11-year-old software company that was founded by scientist-engineers composed of physicists and metallurgists then working at Los Alamos National Labs for the entrepreneurial purpose of developing sophisticated metallurgical products. Since 2016, the Company’s focus has been on solving the complex and challenging problem of how to best assure the high quality of metal parts manufactured in laser powder bed additive manufacturing machines. Sigma and many others believe that until this problem was solved, 3D manufacturing of metal parts would not be scalable enough to grow past prototyping and mature into a major industry enjoying high quality yields and cost-efficient production runs. The solution that Sigma developed to solve this problem is In-Process-Quality-Assurance (“IPQA®”) software known as PrintRite3D®.

In 2018, the Sigma team enhanced and added user features to its PrintRite3D® technology. In 2019, the Company began to productize and test PrintRite3D® on various 3D metal printers at customers’ sites through the Company’s Rapid Test and Evaluation (“RTE”) program. Upon receiving favorable responses from the various RTEs, in 2020 the Company began to aggressively market PrintRite3D®. However, the worldwide COVID-19 pandemic caused a reduction, and in some cases a freeze, in capital spending within the Company’s targeted industries and had what the Company believes to be a short-term negative impact on the Company’s expected timing of generating meaningful revenue. Despite the pandemic, the Company moved forward with its plan to market PrintRite3D® to the following industry segments: (1) global manufacturing companies with Additive Manufacturing (“AM”) initiatives; (2) 3D printer Original Equipment Manufacturers (“OEMs”) for purchases of licenses and generating fees and royalties thereafter; (3) additive manufacturing software venders for alliances and licenses for co-sales; and (4) research foundations, standards organizations and universities, all in service of Sigma’s potential for setting the industry standard of measurement by providing data and analytics as a metrics-based quality standard of metal quality for all 3D laser powder bed manufactured parts, notwithstanding the design, metal, or brand of equipment upon which parts are manufactured.

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Additive Metal Manufacturing and the role and need for Sigma’s technology:

Additive Manufacturing, or 3D printing, has been among the most heavily explored manufacturing innovations in the history of modern manufacturing. The use of 3D printing technology dates back to the 1980s for polymer applications, but the ability to print functional parts from metal alloys has spurred significant interest and investment into AM over recent years. AM is now reshaping the product design process, entire supply chains, and the vast landscape of manufacturing. Engineers are embracing new design freedoms to realize valuable product performance improvements and cost efficiencies with lighter weight, better thermal management capability, better fluid mixing, customization, and/or the ability to make different structures and textures that yield better part integration.

Several significant hurdles still prevent the wider adoption of additive technologies. The lack of quality, consistency and standards are most often cited. The Company believes that the lack of technology such as PrintRite3D®, could be the last sizable barrier to the widespread industrialization of 3D metal printing. Additionally, many believe that the disruption to complex and rigid supply chains caused by COVID-19 exposed the country’s vulnerability to shortages in times of crisis. It appears that many manufacturers are devising strategies to be able to be more agile, increase their ability to manufacture mission critical parts on demand, with more customization, and closer to where the end part will be needed.

We anticipate that the enterprise adoption of the technology will accelerate in 2021, evolving over time as follows:

●	Stage 1 – International research & development organizations and universities will establish centers of excellence for Advanced Manufacturing and be a major resource for enterprises seeking to adopt best practices for AM.
●	Stage 2 - Enterprises will start with their own R&D initiatives and select a 3D printer vendor, or vendors, that meets their requirements. During this time, they will focus on experimenting with different metal powder alloys, part structures, design guidelines, and in-process quality metrics.
●	Stage 3 – Once R&D is complete, enterprises will select one part to test and move into production, improving the process from design to production and confirming the economics and quality of the process.
●	Stage 4 – International standards will be established by organizations such as NIST, ISO, ATSM, etc., ensuring the consistency of components and processes. These standards will become increasingly important as the industry moves to full industrialization.
●	Stage 5 – As the adoption of AM accelerates, enterprises will utilize multiple 3D printers from multiple manufacturers due to printer innovations and advancements, varying production requirements, divisional preferences, etc.
●	Stage 6 – Independent standards-based, IPQA systems, such as PrintRite3D®, will be required to assure consistent quality in heterogeneous factories.

PrintRite3D® Technology and Product Family

PrintRite3D® is an interactive in-process quality assurance system that combines inspection, feedback, data collection and critical analysis. It is a platform-independent solution that can be installed as a retrofit to an existing 3D printer or requested as a factory option from select 3D printer OEMs. PrintRite3D® provides a high-fidelity, accurate system that can confidently scale to multi-laser 3D metal printers. The PrintRite3D® system discovers potential anomalies and incorporates machine learning in conjunction with developed metrics to map those metrics to the post-process data. This provides the ability to reduce post-production testing and costs, while creating a certification framework that serves the needs of end-users, printer manufacturers, and standards organizations.

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The Company currently offers three versions of PrintRite3D® for Laser Bed Fusion Systems: (1) PrintRite3D® Lite which has a smaller footprint and is geared towards single-laser machines for Research and Development, or small production lots. (2) PrintRite3D® Pro, for single, dual and quad laser machines and is suited well for environments with less than 10 machines, and (3) PrintRite3D® Enterprise for plant-wide networks. PrintRite3D® Lite expands the Company’s addressable market to mid-range 3D printer manufacturers for potential OEM opportunities.

The Company announced in late 2020 PrintRite3D® for Direct Energy Deposition (“DED”), opening up another segment of the market for Sigma to sell and distribute its technology. DED is based on a laser process in which a laser beam generates a melt pool on a substrate. An additional metallic powder material is transported to the melt pool, where it becomes molten. Due to a feed movement, the molten material cools down and welding tracks are formed. By placing weld tracks side-by-side and on top of one another, a build-up is obtained. Three-dimensional structures can then be generated by depositing one layer or track at the top of another previously welded layer or track.

Distribution Methods

Sigma Labs employs a multi-channel distribution model for its IPQA products including a direct sales force, value added resellers (VARs) and 3D printer Original Equipment Manufacturers (OEMs). In 2020, the majority of the Company’s revenue was generated by direct sales in North America and Europe. VARs are currently used in Japan and India. The Company plans to extend its VAR channel outside of North America and Europe. In 2020 the Company moved aggressively to establish and extend relationships with 3D printer OEMs and expects that the percentage of the Company’s revenue coming from OEMs will increase in 2021 and beyond.

The Company markets its products through webinars, email and social media campaigns, and participation, both in person and virtually, in industry events and tradeshows. In addition, the Company collaborates with international standards organizations in the establishment of standards for AM.

Sources and Availability of Parts and Materials

We have important relationships with several suppliers for critical components of our PrintRite3D® systems, in particular optics and data acquisition components, and development of our user interface. To-date, we have not experienced shortages of components, however, in some cases COVID-19 has resulted in increased lead times for certain parts. We manage the risk of component shortages by sourcing backup suppliers, and in the case of our user interface, hiring engineers in-house to support the ongoing development and maintenance.

Agreements with Original Equipment Manufacturers (“OEMs”)

The Company entered into distribution agreements with two international 3D printer OEMs. The Company supports the OEMs with joint marketing programs and field sales and technical support personnel to assist in the sale of its technology. It is the Company’s intent to continue to build the OEM channel through distribution relationships with other 3D printer OEMs in the future.

Competition and Sigma’s Intellectual Property Safeguards

PrintRite3D® is a third-party, agnostic In-Process Quality Assurance system designed to provide a consistent, standards-based measurement and prediction of quality across a heterogeneous collection of 3D printers. Competition is primarily from the printer OEMs who offer their own monitoring system, usually as a separately priced option to its printers. Sigma believes that the future of AM will consist of factories with various generations of printers from various manufacturers. The primary reasons that global manufacturers will have machines from various vendors is that certain machines and technologies are better suited for different applications than others. Additionally, as the industry progresses, innovation will accelerate, and new leaders will emerge. Finally, many believe that there will be a consolidation of 3D metal manufacturers and the number of vendors will decrease from approximately 50 to a much small number over the next decade. Although standards for monitoring are slowly being set by various international standards organizations, it is highly unlikely that printer OEMs will modify their monitoring systems to work with other OEMs machines. Therefore, we believe that the only way to produce parts with a consistent level of quality is with a third-party, agnostic, standards based IPQA system, such as PrintRite3D®. To the Company’s knowledge, there is no competitor currently offering an IPQA system with similar functionality which has been validated to operate across as many 3D metal printers as PrintRite3D®.

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Sigma began its investigation and research into optical and thermal data collection and measurement for quality assurance and intervention approximately 7 years ago and began to develop its intellectual property protection at that time. The international IP law firm, Kilpatrick Townsend, has advised the Company on building a patent portfolio, trade secrets, trademarks, etc. and filed and prosecuted patents as the Company has grown its body of intellectual property.

Sigma Labs, Inc. Patent Portfolio
Jurisdiction	Granted	In Process	Total
US	13	14	27
PCT	-	1	1
EP	-	4	4
Germany	-	6	6
China	1	3	4
Japan	-	1	1
Korea	-	1	1
Total	14	30	44

Based upon the evidence of competitors’ claims received by Sigma to-date, it appears to us that Sigma’s solution to the quality problems of 3D metal printing is a significantly different technological approach than that of our principal known competition. It continues to appear to the Company that the intellectual property protection of PrintRite3D®’s acuity, meaningful metrics of thermal data correlated to part quality, and usability of its software accord Sigma freedom to operate with its technology and will be a significant barrier to entry to competitors attempts to pursue the technology path traveled by Sigma.

Waiver Warrants

On January 27, 2020, the Company entered into a Securities Purchase Agreement (the “January 2020 SPA”) with certain institutional investors who are also selling stockholders under this Prospectus. Pursuant to the January 2020 SPA, among other securities, the Company issued to the investors shares of the Company’s Series D Preferred Stock, and warrants to purchase shares of the Company’s Common Stock (the “January 2020 Warrants”). The January 2020 Warrants contained certain antidilution provisions applicable to subsequent financings. On April 2, 2020, the Company entered into a securities purchase agreement (the “April 2020 SPA”) with certain institutional investors who are also selling stockholders under this Prospectus. Pursuant to the April 2020 SPA, the Company issued to the investors, among other securities, warrants to purchase shares of the Company’s Common Stock (the “April 2020 Warrants”). The April 2020 Warrants also contained certain antidilution provisions applicable to subsequent financings. In connection with the Company’s January 2021 public offering, the Company obtained from the holders of the January 2020 Warrants and the April 2020 Warrants waivers with respect to the application of antidilution provisions of such Warrants. In consideration of the execution of the waivers, the Company issued warrants (the “Waiver Warrants”) to purchase an aggregate of 100,000 shares of the Company’s Common Stock. Each Waiver Warrant is exercisable commencing July 8, 2021 for a five-year period with an exercise price of $4.0825 per share.

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Placement Warrants

On March 25, 2021, the Company entered into a Securities Purchase Agreement (the “March 2021 SPA”) with certain purchasers pursuant to which the Company issued in a registered direct offering shares of the Company’s Common Stock and, in a separate private placement, warrants (the “Placement Warrants”) to purchase an aggregate of 2,190,000 shares of Common Stock. Each Placement Warrant is exercisable beginning on May 24, 2021, expires two years from the initial exercise date and has an exercise price of $4.32 per share of our Common Stock. Each holder of the Placement Warrants will be prohibited, subject to certain exceptions, from exercising Placement Warrants to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 4.99% or 9.99% (which percentage is elected at each holder’s discretion prior to the issuance of the Placement Warrant) of the total number of shares of our common stock then issued and outstanding, which percentage may be changed by the holder’s elections to a higher or lower percentage not in excess of 9.99% upon 61 days’ notice to the Company subject to the terms of the Placement Warrant. The Placement Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Placement Warrants under a written agreement before the transaction is completed. The Placement Warrants are also subject to redemption by the Company in cash upon a fundamental transaction at the Black-Scholes value of Placement Warrants. The offering of securities issued in March 2021 is herein referred to as the “March 2021 Offering.”

Advisor Warrants

Pursuant to a letter agreement dated January 4, 2021, as amended on March 22, 2021 (the “Engagement Letter”), we engaged Wainwright to act as placement agent and underwriter in connection with the sale of our securities. Pursuant to the Engagement Letter, we agreed to issue to designees of Wainwright warrants to purchase shares of our Common Stock. In connection with our January 2021 offering, we issued warrants (the “January Advisor Warrants”) to such designees to purchase an aggregate of 136,943 shares at an exercise price of $3.75 per share and a term of five years. In connection with our March 2021 Offering, we issued to such designees warrants (the “March Advisor Warrants”) to purchase an aggregate of 175,200 shares at an exercise price of $5.55625 per share with a term of two years commencing May 24, 2021.

Corporate Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc. We commenced our current business operations in 2010.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (505) 438-2576. Our website address is www.sigmalabsinc.com, although the information on our website is not deemed to be part of this prospectus.

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The Offering

Common Stock offered by the selling stockholders	2,602,143 shares(1)

Common Stock offered by us	None

Common Stock outstanding	10,493,598 shares(2)

Common Stock to be outstanding after the offering	13,095,741 shares(2)(3)

Nasdaq Capital Market Symbol	SGLB

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered hereby. However, we may receive up to a maximum of approximately $408,250 of gross proceeds from the exercise of the Waiver Warrants (based on an exercise price of $4.0825 per share), $1,486,991 of gross proceeds from the exercise of Advisor Warrants (based on a weighted average exercise price of $4.76381 per share), and $9,460,800 of gross proceeds from the exercise of the Placement Warrants (based on an exercise price of $4.32 per share) by selling stockholders to the extent the Warrants are exercised on a cash basis, which proceeds we expect to use for general corporate purposes and for working capital. No assurances can be given that all or any portion of the Waiver Warrants, Advisor Warrants or Placement Warrants will ever be exercised. We are required to pay Wainwright, the placement agent in the March 2021 Offering, a cash fee of 7.5% and a management fee of 1% of the gross proceeds from the exercise of the Placement Warrants and to issue such firm warrants to purchase 8% of the number of shares issued upon the cash exercise of the Placement Warrants.

Risk factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 8, below.

(1) Consists of 100,000 shares of common stock issuable upon the exercise of outstanding Waiver Warrants, 2,190,000 shares of common stock issuable upon exercise of the Placement Warrants and 312,143 shares of common stock issuable upon the exercise of the Advisor Warrants.

(2) As of May 31, 2021, and does not include (i) a total of 854,747 shares of common stock issuable upon the exercise of outstanding options (having a weighted-average exercise price of $4.83 per share); (ii) a total of 3,987,931 shares of common stock issuable upon the exercise of outstanding warrants (having a weighted average exercise price of $6.10 per share), (iii) a total of 62,832 shares of common stock issuable upon conversion of all of the shares of the Company’s Series D Preferred Stock based on a conversion price of $2.50 per share; (iv) a total of 61,651 shares issuable upon the conversion of all of the shares of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Shares”), based on a conversion price of $10.30 per share; (v) 14,568 shares of our common stock issuable upon exercise of Unit Purchase Options to acquire up to 11,206 units, at an exercise price of $17.50 per unit, consisting of 11,206 shares of common stock and warrants to purchase up to 3,362 shares of common stock at an exercise price of $16.10 per share, and (vi) 11,016 shares of our common stock reserved for issuance in connection with future awards under our 2013 stock incentive plan.

(3) Assumes the exercise of all of the Waiver Warrants, Advisor Warrants, and Placement Warrants by the selling stockholders and the sale of shares issued upon such exercise.

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RISK FACTORS

Investing in our common stock involves certain risks. Before you decide whether to purchase any shares of our common stock, in addition to the other information in this prospectus, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus, as such risk factors may be updated from time to time by our future filings with the SEC. If one or more of these risks materializes, our business, financial condition and results of operations may be adversely affected. In that event, the value of our common stock could decline. The risks that are described in this prospectus or in any document that is incorporated by reference into this prospectus are not the only risks that we face. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include forward-looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance, and other future events. These statements include forward-looking statements both with respect to us, specifically, and our industry sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth in the “Risk Factors” section of this prospectus, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any of our securities, you should carefully consider all of the factors set forth or referred to in this prospectus that could cause actual results to differ.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. The selling stockholders may sell these shares on The NASDAQ Capital Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. However, we will receive proceeds upon the cash exercise of the Waiver Warrants, Advisor Warrants, and Placement Warrants. If all of the Waiver Warrants are exercised at the initial exercise price of $4.0825 per share (as to 100,000 shares), then we will receive gross proceeds of approximately $408,250 to the extent that the Waiver Warrants are exercised on a cash basis. If all of the Placement Warrants are exercised at the initial exercise price of $4.32 per share (as to 2,190,000 shares), then we will receive gross proceeds of approximately $9,460,800 to the extent the Placement Warrants are exercised on a cash basis. If all of the Advisor Warrants are exercised at the weighted average exercise price of $4.76381 per share (as to 312,143 shares), then we will receive gross proceeds of approximately $1,486,991 to the extent that the Advisor Warrants are exercised on a cash basis. Any such proceeds will be used for working capital and general corporate purposes. No assurance can be given, however, that all or any portion of such Warrants will be exercised for cash or otherwise. We are required to pay to Wainwright, the placement agent in the March 2021 Offerings, a cash fee of 7.5% and a management fee of 1% of the gross proceeds from the exercise of the Placement Warrants and to issue to such firm warrants to purchase 8% of the number of shares issued upon the cash exercise of the Placement Warrants.

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The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS

Selling Stockholders Table

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Waiver Warrants, the Placement Warrants and the Advisor Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and preferred shares, as of May 31, 2021, as applicable, assuming conversion of the Series D Preferred Stock (collectively, the “Preferred Shares”) and the exercise of the January 2020 Warrants, the April 2020 Warrants, the Waiver Warrants, Advisor Warrants and Placement Warrants held by the applicable selling stockholder on that date but taking account of any limitations on conversion in the certificate of designations and limitations on exercise set forth in the applicable Warrants. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on exercise of the applicable Warrants set forth therein. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Waiver Warrants, Advisor Warrants, and Placement Warrants, a selling stockholder may not exercise such Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution .”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned

Iroquois Master Fund Ltd (2)	550,776	353,889	196,887	1.88%
Iroquois Capital Investment Group LLC (3)	560,707	251,711	308,996	2.94%
Anson Investments Master Fund LP (4)	311,300	311,300	-	*
Anson East Master Fund LP (5)	92,500	92,500	-	*
Brio Capital Master Fund Ltd (6)	546,926	186,600	360,326	3.43%
Special Situations Technology Fund, LP (7)	195,118	90,029	105,089	1.00%
Special Situations Technology Fund II, LP (8)	548,968	507,756	41,212	*
Intracoastal Capital LLC (9)	287,515	281,215	6,300	*
Michael Vasinkevich (10)	200,162	200,162	-	*
Noam Rubinstein (11)	528,325	313,325	215,000	2.05%
Craig Schwabe (12)	10,535	10,535	-	*
Charles Worthman (13)	3,121	3,121	-	*

* Less than 1%

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(1)	Under the terms of the Waiver Warrants, Advisor Warrants and Placement Warrants, the holders do not have the right to exercise the warrants to the extent that, after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our common stock outstanding immediately after giving effect to such exercise. Under the terms of the Series D Preferred Stock, the holders do not have the right to convert the Series D Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. The number of shares of common stock beneficially owned prior to the offering represents the maximum number of shares of common stock beneficially owned after giving effect to the Maximum Percentage.

(2)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming exercise of the January 2020 Warrants at the exercise price of $2.50, the exercise of the April 2020 Warrants at the exercise price of $2.50 per share, the exercise of the Waiver Warrants at an exercise price of $4.0825 and the exercise of the Placement Warrants at the exercise price of $4.32 per share would equal 577,542 shares of common stock.

Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As managing members of Iroquois Capital, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

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(3)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the January 2020 Warrants at the exercise price of $2.50, the exercise of the April 2020 Warrants at the exercise price of $2.50 per share, the exercise of the Waiver Warrants at an exercise price of $4.0825 and the exercise of the Placement Warrants at the exercise price of $4.32 per share would equal 748,018 shares of common stock.

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC

(4)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the Waiver Warrants at the exercise price of $4.0825 and the exercise of the Placement Warrants at the exercise price of $4.32 per share would equal 311,300 shares of common stock.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

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(5)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the Placement Warrants at an exercise price of $4.32 per share, would equal 92,500 shares of common stock.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming conversion of the Series D Preferred Stock at the May 31, 2021 Conversion Price of $2.50 per share, the exercise of the January 2020 Warrants at the exercise price of $2.50 per share, the exercise of the April 2020 Warrants at the exercise price of $2.50 per share, the exercise of the Waiver Warrants at an exercise price of $4.0825 per share and the exercise of the Placement Warrants at the exercise price of $4.32 per share would equal 706,332 shares of common stock.

Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Brio Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares. The address for Brio Capital Master Fund Ltd. is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401W, Rockville Centre, New York 11570.

(7)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the Placement Warrants at an exercise price of $4.32 per share would equal 195,118 shares of common stock.

Austin Marxe, David Greenhouse and Adam Stettner are the principal owners of AWM Investment Company, Inc., the investment advisor to Special Situations Technology Fund LP (“Tech”). SST Advisers LLC (“SST”) is the general partner to Tech. David Greenhouse and Adam Stettner are managing members of SST. The address for Special Situations Technology Fund LP is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(8)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the Placement Warrants at an exercise price of $4.32 per share would equal 1,100,452 shares of common stock.

Austin Marxe, David Greenhouse and Adam Stettner are the principal owners of AWM Investment Company, Inc., the investment advisor to Special Situations Technology Fund II LP (“Tech II”). SST Advisers LLC (“SST”) is the general partner to Tech II. David Greenhouse and Adam Stettner are managing members of SST. The address for Special Situations Technology Fund LP is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(9)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the Placement Warrants at an exercise price of $4.32 per share and the exercise of the public warrants at an exercise price of $40.00 per share would equal 287,515 shares of common stock.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities reported herein that are held by Intracoastal. The address for Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.

(10)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the January Advisor Warrants at an exercise price of $3.75 per share and the exercise of the March Advisor Warrants at an exercise price of $5.55625 per share would equal 200,162 shares of common stock.

Michael Vasinkevich has voting control and investment discretion over the securities reported herein that are held by him. As a result, Mr. Vasinkevich may be deemed to have beneficial ownership of the securities reported herein. The address for Mr. Vasinkevich is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.

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(11)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the January Advisor Warrants at an exercise price of $3.75 per share, the exercise of the Placement Warrants at the exercise price of $4.32 per share, and the exercise of the March Advisor Warrants at an exercise price of $5.55625 per share would equal 528,325 shares of common stock. These shares also include 215,000 shares beneficially owned by Mr. Rubenstein.

Noam Rubenstein has voting control and investment discretion over the securities reported herein that are held by him. As a result, Mr. Rubenstein may be deemed to have beneficial ownership of the securities reported herein. The address for Mr. Rubenstein is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.

(12)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the January Advisor Warrants at an exercise price of $3.75 per share and the exercise of the March Advisor Warrants at an exercise price of $5.55625 per share would equal 10,535 shares of common stock.

Craig Schwabe has voting control and investment discretion over the securities reported herein that are held by him. As a result, Mr. Schwabe may be deemed to have beneficial ownership of the securities reported herein. The address for Mr. Schwabe is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.

(13)

The aggregate number of shares beneficially owned prior to the offering, without giving effect to the Maximum Percentage, assuming the exercise of the January Advisor Warrants at an exercise price of $3.75 per share and the exercise of the March Advisor Warrants at an exercise price of $5.55625 per share would equal 3,121 shares of common stock.

Charles Worthman has voting control and investment discretion over the securities reported herein that are held by him. As a result, Mr. Worthman may be deemed to have beneficial ownership of the securities reported herein. The address for Mr. Worthman is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022.

We are registering the shares under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling stockholders the opportunity, if they so desire, to publicly sell the shares for their own accounts in such amounts and at such times and prices as each may choose. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares included in this prospectus.

Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

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Relationships with Selling Stockholders

Except for (a) the fact that the holders of the Advisor Warrants are employees of Wainwright which has acted as our placement agent and underwriter in connection with the offerings of our securities, and (b) the ownership of our securities described in the footnotes to the table, the selling stockholders are investors who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Waiver Warrants, the Placement Warrants and the Advisor Warrants to permit the resale of these shares of common stock by the holders thereof, from time to time after the date of this prospectus. We will receive proceeds from the cash exercise of any Waiver Warrants, Placement Warrants or Advisor Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of preferred stock or common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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We will pay all expenses of the registration of the shares of common stock, estimated to be $27,075.96 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are presently authorized to issue 24,000,000 shares of common stock, $0.001 par value per share, of which 10,493,598 shares were outstanding as of May 31, 2021. We are presently authorized to issue 10,000,000 shares of $0.001 par value preferred stock, of which 1,610,000 shares have been designated “Series A Preferred Stock,” 1,000 shares have been designated “Series B Convertible Preferred Stock,” 1,500 shares have been designated “Series C Convertible Preferred Stock,” 7,796 shares have been designated as “Series D Convertible Stock” and 500 shares have been designated as “Series E Convertible Stock.” As of the date hereof, we had no shares of Series A Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Stock issued and outstanding, and 132 shares of Series D Convertible Preferred Stock and 333.33 shares of Series E Convertible Preferred Stock issued and outstanding.

Common Stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have pre-emptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

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In connection with our underwritten public offering of equity securities on February 21, 2017, we created a series of Preferred Stock called “Series A Preferred Stock.” None of such shares were issued in such offering. In our April 6, 2018 private placement, we issued 1,000 shares of Series B Preferred Stock (“Series B Preferred”), which were convertible into 100,000 shares of common stock. All shares of our Series B Preferred have been converted. In our June 26, 2018 public offering of equity securities, we issued 350 shares of Series C Preferred Stock which were initially convertible into 35,000 shares of common stock. Accordingly, as of the date of this prospectus, all shares of such preferred stock have been fully converted. In connection with the private placements occurring on January 27, 2020, we created two new series of Preferred Stock: the Series D Preferred Stock and the Series E Preferred Stock. As of the date hereof, 132 shares of Series D Preferred Stock and 333.33 shares of Series E Preferred Stock are issued and outstanding.

Under the Certificate of Designations for the Series D Preferred Stock, the Series D Preferred Stock has an initial stated value of $1,000 per share (the “Stated Value”). Dividends accrue at a dividend rate of 9% per annum (subject to increase upon the occurrence (and during the continuance) of certain triggering events described therein) will accrue and, on a monthly basis, shall be payable in kind by the increase of the Stated Value of the Series D Preferred Shares by said amount. The holders of the Series D Preferred Shares will have the right at any time to convert all or a portion of the Series D Preferred Shares (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the closing date) into shares of the Company’s Common Stock at the conversion price then in effect, which is $2.50 (subject to adjustment for stock splits, dividends, recapitalizations and similar events and full ratchet price protection). In addition, a holder may at any time, alternatively, convert all, or any part, of its Series D Preferred Shares at an alternative conversion price, which equals the lower of the applicable conversion price then in effect, and the greater of (x) $1.80 and (y) 85% of the average volume weighted average price (“VWAP”) of the Common Stock for a five (5) trading day period prior to such conversion. Upon the occurrence of certain triggering events, described in the Certificate of Designations, including, but not limited to payment defaults, breaches of transaction documents, failure to maintain listing on the Nasdaq Capital Market, and other defaults set forth therein, the Series D Preferred Shares would become subject to redemption, at the option of a holder, at a 125% premium to the underlying value of the Series D Preferred Shares being redeemed.

Under the Certificate of Designations for the Series E Preferred Stock, the Series E Preferred Shares have an initial stated value of $1,500 per share (the “Stated Value”). Dividends at the initial rate of 9% per annum will accrue and, on a monthly basis, shall be payable in kind by the increase of the Stated Value of the Series E Preferred Stock by said amount. The holders of the Series E Preferred Shares have the right at any time to convert all or a portion of the Preferred Shares (including, without limitation, accrued and unpaid dividends and make-whole dividends through the third anniversary of the closing date) into shares of the Company’s Common Stock at an initial conversion rate determined by dividing the Conversion Amount by the Conversion Price ($1.30 above the consolidated closing bid price for the trading day prior to the execution of the Securities Purchase Agreement, dated January 27, 2020, between and the purchasers referenced therein). The Conversion Amount is the sum of the Stated Value of the Series E Preferred Shares then being converted plus any other unpaid amounts payable with respect to the Series E Preferred Shares being converted plus the “Make Whole Amount” (the amount of any dividends that, but for the conversion, would have accrued at the dividend rate for the period through the third anniversary of the initial issuance date). The Conversion Rate is also subject to adjustment for stock splits, dividends recapitalizations and similar events.

Transfer Agent

The transfer agent and registrar of our common stock is Issuer Direct Corporation. The address of our transfer agent and registrar is 1981 Murray Holladay Road, Suite 100 Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.

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Anti-Takeover Effects of Certain Provisions of Our Charter Documents

Our articles of incorporation and bylaws contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

●	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to authorize the issuance of additional shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●	the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions could inhibit or prevent possible transactions that some stockholders may consider attractive.

NASDAQ Capital Market

Our Common Stock and the warrants issued in our February 2017 financing are currently traded on the NASDAQ Capital Market under the symbols “SGLB” and “SGLBW” respectively.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

NRS sections 78.378 to 78.3793 provide state regulation over the acquisition of controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. This statute currently does not apply to our company because in order to be applicable, we would need to have a specified number of Nevada residents as shareholders, and we would have to do business in Nevada directly or through an affiliate.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by TroyGould PC, Los Angeles, California. Certain attorneys employed by TroyGould PC beneficially own shares of our common stock constituting in the aggregate less than 1% of our outstanding shares of common stock.

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EXPERTS

The financial statements of Sigma Labs, Inc. as of December 31, 2020 and December 31, 2019, included in the Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Haynie & Company, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. We have incorporated these financial statements by reference in reliance upon the report of Haynie & Company, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection at the website of the SEC referred to above. We maintain a website at http://www.sigmalabsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 24, 2021;

●	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on April 22,2021;

●	our Current Reports on Form 8-K filed with the SEC on January 12, 2021, March 30, 2021, May 25, 2021 and June 15, 2021;

●	the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-38015) filed with the SEC on February 14, 2017, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Sigma Labs, Inc., 3900 Paseo del Sol, Santa Fe, New Mexico 87507; Telephone (505) 438-2576. Copies of the above reports may also be accessed from our website at http://www.sigmalabsinc.com. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

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Sigma Labs, Inc.

Prospectus

2,602,143 Shares of Common Stock Offered by the Selling Stockholders

June 17, 2021